UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20459

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 25, 2007
Spatializer Audio Laboratories, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-26460	95-4484725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2060 East Avenida de Los Arboles, #D190, Thousand Oaks, California 91362
(Address of principal corporate offices)                         (Zip Code)
Registrant’s telephone number, including area code: (408) 453-4180
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Agreement.
     On April 25, 2007, Spatializer Audio Laboratories, Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement”) with Jay A. Gottlieb, Greggory A. Schneider and Helaine Kaplan (collectively, the “Investors”), pursuant to which the Company sold and the Investors purchased an aggregate of number of 16,236,615 shares of common stock of the Company for an aggregate purchase price of $162,366.15 with a potential additional payment of $259,786 to be released from an escrow account to the Company if certain conditions are met by June 30, 2007. As of April 20, 2007, Mr. Gottlieb owned 4,866,500 shares of the Company’s common stock which accounted for approximately 9.98% of the Company’s issued and outstanding common stock as of such date. Except as described herein, there are no material relationships between the Company or its affiliates and any of the Investors.
     Pursuant to the terms of the Stock Purchase Agreement, the Company has agreed to file a proxy statement with the Securities and Exchange Commission requesting its stockholders to approve an amendment to the Company’s Certificate of Incorporation to provide for an increase in the authorized number of common stock from 65,000,000 to 300,000,000 and a reverse stock split with a ratio of between one-for-five to one-for-fifty, the exact ratio to be determined at the discretion of the Board of Directors of the Company (the “Board”).
     The Company has also agreed not to issue any additional shares of common stock of the Company for a period commencing on the closing of the Stock Purchase Agreement and ending 275 days after the closing of the transactions contemplated under that certain Asset Purchase Agreement, dated as of September 18, 2006 (the “Asset Purchase Agreement”), by and among Company, Desper Products, Inc., a California corporation and a wholly owned subsidiary of the Company, and DTS, Inc., a Delaware corporation, and DTS BVI Limited, a wholly owned subsidiary of DTS, Inc. The Company has further agreed not to make any distributions or dividends to the stockholders of the Company during the same period. If the closing of the transactions contemplated under the Asset Purchase Agreement occurs, within ten days after the end of this 275 day period, the Board of Directors has agreed to pay certain of the Company’s liabilities, provide for $100,000 in working capital for the Company and declare a distribution or dividend to the stockholders of any remaining funds if permitted pursuant to Delaware law.
     Additionally, the Company has agreed to take corporate action as reasonably required to ensure that the directors constituting the Board is set at three. After the closing of the Asset Purchase Agreement, the Company shall take such corporate action as may be reasonably required to appoint Mr. Gottlieb or his designee to the Board. Furthermore, the Investors agree to take such action as may reasonably be required to elect Henry R. Mandell or his designee and one additional designee of Mr. Mandell as directors of the Company from the period commencing from April 25, 2007, the closing date of the Stock Purchase Agreement, to the earlier of the termination of the Asset Purchase Agreement or the distribution of any funds of the Company received from the Asset Purchase Agreement.
     See the disclosures under Item 3.02 below for additional material terms of the Stock Purchase Agreement, which are incorporated herein by reference.

     The foregoing summary of the terms of the Stock Purchase Agreement does not purport to describe in full all the provisions of the Stock Purchase Agreement and is qualified in its entirety by the Stock Purchase Agreement, a copy of which has been filed as Exhibit 10.1 to this Current Report and is incorporated by reference.
     Item 3.02 Unregistered Sales of Equity Securities.
     As described in Item 1.01, the Company sold 16,236,615 shares of the Company’s common stock on April 25, 2007 to the Investors for an aggregate purchase price of $162,366.15 with a potential additional payment of $259,786 upon the satisfaction of certain conditions by June 30, 2007. No underwriting discounts or commissions were paid in connection with the sale of the Company’s common stock. The sale and issuance of the Company’s common stock was deemed to be exempt from registration under the Securities Act of 1933 (the “Securities Act”) by virtue of Section 4(2) of the Securities Act or Regulation D promulgated thereunder. The Investors represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to their stock certificates. The Investors had adequate access to information about the Company and each of the Investors represented they were an accredited investor as defined in Rule 501 of Regulation D.
     Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.
     The following exhibit is furnished as part of this report:

Exhibit Number	Description of Exhibit
10.1	Stock Purchase Agreement, dated April 25, 2007, by and among Spatializer Audio Laboratories, Inc. and the Investors listed therein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spatializer Audio Laboratories, Inc.
Date: April 25, 2007	By:	/s/ Henry R. Mandell
Henry R. Mandell
Chairman of the Board and Secretary

Exhibit Index

Exhibit Number	Description of Exhibit
10.1	Stock Purchase Agreement, dated April 25, 2007, by and among Spatializer Audio Laboratories, Inc. and the Investors listed therein.